Exhibit (10)JJ

Amended and Restated Target Corporation 2011 Long-Term Incentive Plan

PRICE-VESTED STOCK OPTION AGREEMENT

THIS PRICE-VESTED STOCK OPTION AGREEMENT (the “Agreement”) is made in Minneapolis, Minnesota as of May 22, 2017 (the “Grant Date”) by and between the Company and the person (the “Team Member”) identified in the grant summary letter delivered to the Team Member (the “Award Letter”). This award of Options (collectively, may be referred to as the “Option”) is being issued under the Amended and Restated Target Corporation 2011 Long-Term Incentive Plan (the “Plan”) pursuant to an authorization by the Company’s Board of Directors approved on April 17, 2017 (the “Approval Date”), subject to the following terms and conditions.

1.    Definitions. Except as otherwise provided in this Agreement, the defined terms used in this Agreement shall have the same meaning as in the Plan. The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.

2.    Grant of Option. Subject to the relevant terms of the Plan and this Agreement, as of the Grant Date, the Company has granted the Team Member the number of Options set forth in the Award Letter.

3.    Purchase Price. The purchase price of each Share covered by the Option, which is 100% or more of the Fair Market Value of a Share on the Grant Date, shall be as set forth in the Award Letter.

4.    Exercise. The Team Member may exercise all or any part of the vested and previously unexercised portion of the Option at any time and from time to time until the Option expires, subject to the following provisions and subject to the terms of the Plan:

(a)    Shares Vested and Purchasable. The right to purchase the Shares subject to the Option shall vest if the closing price of the Company’s stock meets or exceeds $75 for 20 consecutive trading days within the seven-year period that begins with the Approval Date (the “Stock Price Criteria”); provided, however, that except as provided in Section 9, the Option shall not vest before the third anniversary of the Approval Date (the “Minimum Vesting Period”). For clarity, the Stock Price Criteria is not an average of the closing prices; the actual closing price must be equal to or greater than $75 for 20 consecutive trading days.

(b)    Exercisable Only by the Team Member. Only (i) the Team Member, (ii) the Team Member’s guardian or legal representative on behalf of the Team Member, or (iii) the Team Member’s family member to the extent the Option or any part thereof is transferred to such family member pursuant to Section 8(b), may exercise the Option during the Team Member’s lifetime. In the event of the Team Member’s death, the Option may be exercised by the Team Member’s beneficiary as designated on the form prescribed by the Company (the “Designated Beneficiary”), or if none has been designated, the representative of the Team Member’s estate or the person who acquired the right to exercise the Option by will or the laws of descent and distribution, subject to the provisions of this Agreement.

(c)    Option Term. Except as provided in Section 4(d), Section 9, or the Plan, the Option shall expire on the seventh anniversary of the Approval Date.

(d)    Termination of Service. The Team Member may exercise the Option after the Team Member’s termination of Service only as provided in Section 9 (if applicable) or this Section 4(d):

(i)    Involuntary Termination.

(1)    If Team Member’s Service is involuntarily terminated by the Company or a Subsidiary to which Team Member is providing Service (the “Service Recipient”) other than for Cause (an “Involuntary Service Separation”) on or after the second anniversary of the Approval Date and before the end of the Minimum Vesting Period, then 50% of the outstanding Options shall terminate as of the date of the Involuntary Service Separation. Following such termination of 50% of the outstanding Options, the 50% of outstanding Options that remain will vest if the Stock Price Criteria has been or is satisfied at any time between the Approval Date and one year after the date of the Involuntary Service Separation. Subject to Section 4(d)(i)(4), the Team Member may exercise any vested Options during the time period that (a) begins on the latest to occur of: (i) the date the Minimum Vesting Period ends, and (ii) the date that the Stock Price Criteria are satisfied, and (b) ends on the first anniversary of the date of the Involuntary Service Separation.

(2)    If the Team Member experiences an Involuntary Service Separation on or after the end of the Minimum Vesting Period but before the Stock Price Criteria have been satisfied, then 50% of the outstanding Options shall terminate as of the date of the Involuntary Service Separation. Following such termination of 50% of the outstanding Options, the 50% of outstanding Options that remain will vest if the Stock Price Criteria are satisfied prior to the first anniversary of the date of the Involuntary Service Separation. Subject to Section 4(d)(i)(4), the Team Member may exercise any vested Options during the time period that (a) begins on the date that the Stock Price Criteria are satisfied, and (b) ends on the first anniversary of the date of the Involuntary Service Separation.

(3)    If the Team Member experiences an Involuntary Service Separation on or after the end of the Minimum Vesting Period and after the Stock Price Criteria have been satisfied, the Team Member’s Options will have fully vested. Subject to Section 4(d)(i)(4), the Team Member may exercise the Options during the period that ends on the first anniversary of the date of the Involuntary Service Separation.

(4)    As a condition to granting the post-termination extension periods described in Section 4(d)(i), the Team Member must enter into and not revoke a valid agreement with the Company containing a release of claims, a covenant not to engage in competitive employment and/or other provisions deemed appropriate by the Committee, in its sole discretion (a “Release Agreement”)

(ii)    Death or Disability. If the Team Member dies while a Service Provider or if the Committee determines that the Team Member is totally and permanently disabled as such term is defined for purposes of Code Section 409A (“Disability”), and the Team Member has been providing Service continuously from the Approval

Date to the date of death or Disability, then the Options will vest and become exercisable in accordance with this Section 4(d)(ii).

(1)    If the Team Member’s death or Disability date occurs before the end of the Minimum Vesting Period, 100% of the Team Member’s Options will remain outstanding and will vest if the Stock Price Criteria has been or is satisfied at any time between the Approval Date and the fourth anniversary of the Approval Date. Pursuant to Section 4(a), such vesting shall not occur before the Minimum Vesting Period has ended. The Team Member may exercise any vested Options during the time period that (a) begins on the latest to occur of: (i) the date the Minimum Vesting Period ends, and (ii) the date that the Stock Price Criteria are satisfied, and (b) ends on the fourth anniversary of the Approval Date.

(2)     If the Team Member’s death or Disability date occurs on or after the end of the Minimum Vesting Period but before the Stock Price Criteria have been satisfied, 100% of the Team Member’s Options will remain outstanding, and will vest if the Stock Price Criteria are satisfied on or before the first anniversary of the Team Member’s death or Disability date. The Team Member may exercise any vested Options during the time period that (a) begins on the date that the Stock Price Criteria are satisfied, and (b) ends on the first anniversary of the Team Member’s death or Disability date.

(3)     If the Team Member’s death or Disability date occurs on or after the end of the Minimum Vesting Period and after the Stock Price Criteria have been satisfied, the Team Member’s Options are fully vested, and the Team Member may exercise the Options during the period that ends on the first anniversary of the Team Member’s death or Disability date.

(iii)    Cause. Notwithstanding any other provisions of this Agreement to the contrary, if the Committee concludes, in its sole discretion, that the Team Member’s Service was terminated in whole or in part for Cause, the Option shall terminate immediately and the Team Member shall have no rights hereunder.

(iv)    Other Termination. If the Team Member’s termination of Service occurs for any reason other than as specified in Sections 4(d)(i) through 4(d)(iii) and the Team Member has been continuously providing Service from the Approval Date to such date of termination, the Team Member may exercise the Option within 90 days after such termination of Service, but only if the Option is vested at the time the Team Member’s Service terminates. No additional vesting of the Option shall occur during this 90 day period.

(e)    Changes of Service. Service shall not be deemed terminated in the case of (i) any approved leave of absence, or (ii) transfers among the Company and any Subsidiaries in the same Service Provider capacity; however, a termination of Service shall occur if (x) the relationship the Team Member had with the Company or a Subsidiary at the Approval Date terminates, even if the Team Member continues in another Service Provider capacity with the Company or a Subsidiary, or (y) the Team Member experiences a “separation from service” within the meaning of Code Section 409A.

5.    Post-Exercise Holding Period. The Team Member must hold the Shares resulting from the exercise of the Options, net of exercise costs and taxes, until the first anniversary of the exercise date (the “Post-Exercise Holding Period”). This obligation applies to Team Members who are providing Service at the time of exercise, as well as those who exercise on or after the date of their termination of Service. The Company reserves the right to place a restrictive legend on such Shares for the duration of the Post-Exercise Holding Period. During the Post-Exercise Holding Period, the Shares resulting from the exercise of the Options, net of exercise costs and taxes, may not be used by the Team Member to satisfy the Company’s stock ownership guidelines.

6.    Manner of Exercise. Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by following the then-current procedures for exercise that are established by the Company.

7.    Taxes. The Team Member acknowledges that (a) the ultimate liability for any and all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) legally due by him or her is and remains the Team Member’s responsibility and may exceed the amount actually withheld by the Company and/or the Service Recipient and (b) the Company and/or the Service Recipient or a former Service Recipient, as applicable, (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting and/or exercise of the Option; (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Team Member’s liability for Tax-Related Items; (iii) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if the Team Member has become subject to tax in more than one jurisdiction between the Approval Date and the date of any relevant taxable event; and (iv) may refuse to honor the exercise or refuse to deliver the Shares to the Team Member if he or she fails to comply with his or her obligations in connection with the Tax-Related Items as provided in this Section.

The Team Member authorizes and consents to the Company and/or the Service Recipient, or their respective agents, satisfying all applicable Tax-Related Items which the Company reasonably determines are legally payable by him or her by withholding from the Team Member’s wages or other cash compensation paid to the Team Member by the Company and/or the Service Recipient. In lieu thereof, the Team Member may elect at the time of exercise such other then-permitted method or combination of methods established by the Company and/or the Service Recipient to satisfy the Team Member’s Tax-Related Items. The Team Member shall pay in cash to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient reasonably determines may be required to withhold as a result of his or her participation in the Plan or his or her Option exercise that cannot be satisfied by the means previously described.

8.    Limitations on Transfer. The Option shall not be sold, assigned, transferred, exchanged or encumbered by the Team Member other than (a) pursuant to the terms of the Plan, or (b) by gift to a “family member” of the Team Member (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933), provided that there is no consideration for any such transfer. Subsequent transfers of a transferred Option shall be prohibited except for a re-transfer or re-assignment for no consideration by any of the persons or entities listed in clause (b) above back to the Team Member. Following transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to the Option immediately before the transfer. For purposes of any provision of this Agreement or the Plan relating to notice to the Team Member or termination of the Option upon termination of Service of the Team Member, the references to “Team Member” shall mean the original grantee of the Option and not any transferee.

9.    Change in Control.

(a)    In the event of a Change in Control, the extent to which the Option shall become vested and exercisable shall be determined pursuant to the Plan and as further described in this Section 9. The Stock Price Criteria shall continue to apply to any Options that are assumed or replaced in a manner contemplated by Section 11(b)(2) of the Plan following a Change in Control; provided, however, the Stock Price Criteria shall be appropriately adjusted, if necessary, to reflect the conversion of the underlying Shares into the shares of the acquiring company.

(b)    If Section 11(b)(2) of the Plan applies, and within two years after a Change in Control the Team Member’s Service terminates voluntarily by the Team Member for Good Reason or involuntarily without Cause, and provided that the Company has received a valid unrevoked Release Agreement from the Team Member, 100% of the Team Member’s Options will remain outstanding. Such outstanding Options will vest if the Stock Price Criteria has been or is satisfied at any time prior to the later of: (i) the fourth anniversary of the Approval Date, or (ii) the first anniversary of the Team Member’s termination date. The Team Member may exercise any vested Options during the time period that (1) begins on the date that the Stock Price Criteria are satisfied, and (2) ends on the later of: (A) the fourth anniversary of the Approval Date; or (B) the first anniversary of the Team Member’s termination date.

(c)    Following a Change in Control, Section 4(d) shall be applicable to determine the extent to which the Team Member may exercise the Option after the Team Member’s termination of Service in the following circumstances: (i) if, within two years after a Change in Control, the Team Member’s Service terminates for any reason other than voluntarily by the Team Member for Good Reason or involuntarily without Cause, or (ii) if the Team Member’s termination of Service occurs more than two years after such Change in Control.

10.    Recoupment Provision. In the event of a restatement of the Company’s consolidated financial statements that is caused, in whole or in part, by the intentional misconduct of the Team Member, the Company may take one or more of the following actions with respect to the Option, as determined by the Human Resources & Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, and the Team Member shall be bound by such determination:

(a)    cancel all or a portion of the Option, whether vested or unvested; and

(b)    require repayment of all or any portion of the amounts realized or received by the Team Member resulting from the exercise of all or any portion of the Option or the sale of Shares related to the Option.

The term “restatement” shall mean the result of revising financial statements previously filed with the Securities and Exchange Commission to reflect the correction of an error. The term “intentional misconduct” shall be limited to conduct that the Compensation Committee determines indicates intent to mislead management, the Board, or the Company’s shareholders, but shall not include good faith errors in judgment made by the Team Member.

The Team Member agrees that the Company may setoff any amounts it is entitled to recover under this Section against any amounts owed by the Company to the Team Member under any of the Company’s deferred compensation plans to the extent permitted under Code Section 409A. The Team Member further agrees that the terms of this Section shall survive the Team Member’s termination of Service and any exercise of the Option. This Section 10 shall not apply, and no amounts may be recovered hereunder, following a Change in Control.

11.    No Employment Rights. Nothing in this Agreement, the Plan or the Award Letter shall confer upon the Team Member any right to continued Service with the Company or any Subsidiary, as applicable, nor shall it interfere with or limit in any way any right of the Company or any Subsidiary, as applicable, to terminate the Team Member’s Service at any time with or without Cause or change the Team Member’s compensation, other benefits, job responsibilities or title provided in compliance with applicable local laws and permitted under the terms of the Team Member’s Service contract, if any.

(a)    The Team Member’s rights to vest in or exercise the Option after termination of Service shall be determined pursuant to Sections 4(d), 6 and 9. Those rights and the Team Member’s date of termination of Service will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar notice period pursuant to local law).

(b)    This Agreement, the Plan and the Award Letter are separate from, and shall not form, any part of the contract of Service of the Team Member, or affect any of the rights and obligations arising from the Service relationship between the Team Member and the Company and/or the Service Recipient.

(c)    No Service Provider has a right to participate in the Plan. All decisions with respect to future grants, if any, shall be at the sole discretion of the Company and/or the Service Recipient.

(d)    The Team Member will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Team Member.

12.    Nature of Grant. In accepting the grant, the Team Member acknowledges, understands, and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement, and any such modification, amendment, suspension or termination will not constitute a constructive or wrongful dismissal;

(b)    the Option is an extraordinary item and is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments;

(c)    in no event should the Option be considered as compensation for, or relating in any way to, past services for the Company or the Service Recipient, nor is the Option or the underlying Shares intended to replace any pension rights or compensation;

(d)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(e)    if the underlying Shares do not increase in value, the Option will have no value;

(f)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Team Member’s participation in the Plan, the exercise of the Option and the sale of Shares at or after exercise;

(g)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Team Member’s Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the Option to which the Team Member is otherwise not entitled, the Team Member irrevocably (i) agrees never to institute any such claim against the Company or the Service Recipient, (ii) waives the Team Member’s ability, if any, to bring any such claim, and (iii) releases the Company and the Service Recipient from any such claim. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Team Member shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(h)    the Team Member is hereby advised to consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to this Option or the Plan.

13.    Governing Law; Venue; Jurisdiction. To the extent that federal laws do not otherwise control, this Agreement, the Award Letter, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly. The exclusive forum and venue for any legal action arising out of or related to this Agreement shall be the United States District Court for the District of Minnesota, and the parties submit to the personal jurisdiction of that court. If neither subject matter nor diversity jurisdiction exists in the United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and the Team Member, as a condition of this Agreement, consents to the personal jurisdiction of that court.

14.    Currencies and Dates. Unless otherwise stated, all dollars specified in this Agreement and the Award Letter shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.

15.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Team Member’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Team Member to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.    Plan and Award Letter Incorporated by Reference; Electronic Delivery. The Plan, as hereafter amended from time to time, and the Award Letter shall be deemed to be incorporated into this Agreement and are integral parts hereof. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. The Company or a third party designated by the Company may deliver to the Team Member by electronic means any documents related to his or her participation in the Plan. The Team Member acknowledges receipt of a copy of the Plan and the Award Letter.

[End of Agreement]